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                                                                  Exhibit (k)(b)

                      EV CLASSIC SENIOR FLOATING-RATE FUND

                                DISTRIBUTION PLAN


     WHEREAS, EV Classic Senior Floating-Rate Fund (the "Fund") engages in business as a continuously offered closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Fund desires to adopt a Distribution Plan;

     WHEREAS, the Fund employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the Act) of shares of the Fund; and

     WHEREAS, the Trustees of the Fund have determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and its shareholders.

     NOW, THEREFORE, the Fund hereby adopts this Distribution Plan (this "Plan") containing the following terms and conditions:

     1. The Principal Underwriter will provide the Fund with such distribution services and facilities as the Trust may from time to time consider necessary to accomplish the sale of shares of the Fund. It is understood that the Principal Underwriter may pay sales commissions and make such other payments to broker-dealer firms and other persons as it considers appropriate to encourage distribution of such shares.

     2. The Fund shall accrue daily an amount calculated at the rate of .70% per annum of the daily net assets of the Fund, which net assets shall be computed in accordance with the governing documents of the Trust and applicable votes and determinations of the Trustees of the Trust. The daily amounts so accrued throughout the month shall be paid to the Principal Underwriter on the last day of each month; provided, however, no fee shall be paid which would exceed the sales charge rule of the National Association of Securities Dealers, Inc. as if such rule where applicable.

     3. The Principal Underwriter shall be entitled to receive all early withdrawal charges paid by shareholders in connection with the repurchase of their shares.

     4. This Plan shall not take effect until after it has been approved by both a majority of (i) those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operations of this Plan or any agreements related to it (the "Plan Trustees") and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan. Any agreements between the Fund and any person relating to this Plan shall be in writing and shall not take effect until approved in the same manner.

     5. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for Trustee approval of this Plan in Section 4.
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     6. The  persons  authorized  to direct the  disposition  of monies  paid or payable by the Fund pursuant to this Plan or any related agreement made by the Fund shall be the President or Treasurer of the Fund. Such persons shall provide to the Trustees of the Fund and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     7. This Plan may be terminated at any time by vote of a majority of the Plan Trustees, by vote of a majority of the outstanding voting securities of the Fund or by written notice from the Principal Underwriter. The Principal Underwriter shall also be entitled to receive all early withdrawal charges paid or payable with respect to any day subsequent to termination of this Plan.

     8. This Plan may not be amended to increase materially the payments to be made by the Fund as provided in Sections 2 unless such amendment, if required by law, is approved by a vote of at least a majority of the outstanding voting securities of the Fund. In addition, all material amendments to this Plan shall be approved in the manner provided for in Section 4.

     9. While this Plan is in effect, the selection and nomination of the Plan Trustees shall be committed to the discretion of the Plan Trustees.

     10. The Fund shall preserve copies of this Plan and any related agreements made by the Fund and all reports made pursuant to Section 6, for a period of not less than six years from the date of this Plan, or of the agreements or of such report, as the case may be, the first two years in an easily accessible place.

     11. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Fund's Declaration of Trust, any obligations assumed by the Fund pursuant to this Plan shall be limited in all cases to the assets of the Fund and no person shall seek satisfaction thereof from the shareholders, officers or Trustees of the Fund.

     12. When used in this Plan, the term "vote of a majority of the outstanding voting securities of the Fund" shall mean the vote of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.

     13. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.


                            ADOPTED DECEMBER 21, 1998

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